Exhibit (a)(1)(N)

MEMC Electronic Materials, Inc.

2010 Equity Incentive Plan

Belgium – Offer Documents

Belgium Offer Letter

We are pleased to inform you that you are eligible to participate in the 2010 Equity Incentive Plan (the “Plan”) offered by MEMC Electronic Materials, Inc. (the “Company”).

Subject to acceptance of this offer, you have been granted [____] stock options (“Options”). The underlying shares of the offered Options are shares of the Company’s common stock. The exercise price of the offered Options amounts to USD $[_____] per share. The term of the offered Options is a seven-year term, starting on [August 20, 2012] and ending on [August 20, 2019].

Tax Notice – Important - Taxation Election for Option Grant: If you decide to accept your Options you have a choice as to how the Options will be taxed:

1.	Tax at Offer: Under the first alternative (which is based on the Law of March 26, 1999, as amended (the “Law”) and is well settled), the Options will be taxed as “options” at the time of grant, which is defined by the Law as the 60th day following the date of the offer, i.e., the date on which the offer documents are sent to the Participants (“Option Taxation”). Since the Options granted by the Company have a seven-year term, this alternative will lead to taxation on either 10% (if an Commitment Form is executed, as discussed below) or 20% of the fair market value of the underlying shares based on the last closing trading price before the offer date, plus any excess of the fair market value of the shares on the offer date over the exercise price. To obtain this tax treatment, the Participant must affirmatively accept the Option grant in writing within sixty (60) days from the date of the offer. The process required to do so is discussed in detail below. Under the Option Taxation, the Options will normally be exempt from social security contributions unless (i) the Options are “in-the-money” (i.e., have an exercise price which is lower than the fair market value of the underlying shares at the date of the offer as determined under the Law), or (ii) a so-called “certain benefit” is granted (i.e., the Options are protected with respect to a reduction of the price of the underlying shares, which is not the case with respect to stock options granted by the Company).

2.	Tax at Exercise: Under the second alternative, which is based on an interpretation of Belgian tax legislation by the Belgian Tax Administration and which is therefore less certain, Options that are accepted after sixty (60) days from the date of the offer should not be taxed as “options” but should be taxed at exercise, as an acquisition of shares at a discounted price. This should lead to taxation at exercise of the Options on the difference between the fair market value of the shares at exercise and the exercise price of the Options. The benefit in kind (i.e., the spread at exercise) should generally not be subject to employer and employee social security contributions (as long as the costs of the Option program are not charged by the Company to the Belgian employer and the grant is made at the sole discretion of the Company). To choose this tax treatment, the Participant must accept the grant in writing after sixty (60) days but within ninety (90) days from the offer date.

MEMC Electronic Materials, Inc.

2010 Equity Incentive Plan

Belgium – Offer Documents

Instructions to Obtain Taxation at Offer (i.e., Option Taxation)

The Participant Must Affirmatively Accept the Grant

Pursuant to the Law, the Participant seeking Option Taxation must accept the grant in writing within sixty (60) days from the date of offer.

Commitment to Obtain Favorable Tax Treatment

The value of the Option is considered taxable income and is determined by law. Under the Option Taxation method, you have the opportunity to lower the amount subject to taxation at grant. The taxable amount may be lowered to 10% of the fair market value of the underlying shares as described above if you hold the Options and do not exercise them for three (3) calendar years following the year of offer (i.e., until January 1, 2016) and also accept that you will not transfer the Options during your lifetime, notwithstanding any right to do so under the Plan. Your employer will report the taxable amount to the Belgium Tax Authority on your annual salary form. To the extent it has not otherwise been withheld by your employer, it is your responsibility to pay the tax owed. If you make this election and later exercise the Options before completing the three-year holding period, you will then be subject to taxation at the rate of 20% of the fair market value of the underlying shares as described above (you must pay the difference between the 20% non-qualified valuation and the 10% qualified valuation). This difference will be reported to the Belgium Tax Authority on your annual salary form.

•	To take advantage of the more favorable tax treatment, you must accept the Options by selecting Alternative A in the Acceptance Form. You should also execute the Commitment Form provided with this offer letter. You must return both the Acceptance Form and the Commitment Form to the Company within sixty (60) days from the offer.

Instructions to Obtain Taxation at Exercise

The Participant Must Accept the Grant After Sixty (60) Days of Offer but within Ninety (90) Days

If you wish to elect that the Options should not be taxed at the time of grant, but that instead, the Options should be taxed on the spread at exercise, you must accept the grant in writing after sixty (60) days from the date of offer. If you choose to accept the grant and desire discounted acquisition of shares tax treatment, you must accept the Options by selecting Alternative B in the Acceptance Form. You must return the Acceptance Form to the Company after sixty (60) days but within ninety (90) days (i.e., 61-90 days) of the offer date.

As discussed above, the view that the Options should be taxed at exercise if accepted after sixty (60) days following the offer remains somewhat uncertain and may have social security consequences. The choice is at the risk of the Participant, and the Company and your employer may not be held liable for damages, if any, that you may incur should the Belgian Tax Administration’s interpretation not be upheld.

MEMC Electronic Materials, Inc.

2010 Equity Incentive Plan

Belgium – Offer Documents

Acceptance Form

The stock options (“Options”) have been offered to «FIRST_NAME» «LAST_NAME» (the “Participant”) on [August 20, 2012] (the “Offer Date”) by MEMC Electronic Materials, Inc., a Delaware corporation, with its head office at 501 Pearl Drive, St. Peters, Missouri 63376 (the “Company”).

Please check the box of your choice:

A. Acceptance within 60 days with Commitment Form (Tax at Offer)

☐ I accept the offered Options by [insert 60th day after the date option grant materials are sent to employee], 2012 (within 60 days of the offer) to obtain taxation at offer. The Participant acknowledges that he or she has been encouraged to discuss this matter with his or her financial or tax advisor and that this acceptance is made knowingly.

B. Acceptance Between 60 and 90 Days (Tax at Exercise)

☐ I accept the offered Options by [_______________], 2012 (after 60 days but within 90 days of the offer) with a view to obtaining taxation at exercise (thereby understanding the uncertainties related thereto, as described in the Belgium Offer Letter)

C. Rejection of Options

☐ I refuse the offered Options. The Participant acknowledges that he or she has been encouraged to discuss this matter with his or her financial or tax advisor and that this rejection is made knowingly. The Participant further acknowledges that he or she, by rejecting the Options, will not be entitled to any payment or benefit in lieu of the Options.

Date	Participant

Return the completed Application Form either by fax to the following number [Insert Fax Number] to the attention of [HR Manager], or by normal mail to [Insert Name], [HR Manager], [Insert Address].

MEMC Electronic Materials, Inc.

2010 Equity Incentive Plan

Belgium – Offer Documents

Commitment Form

The undersigned, having received from MEMC Electronic Materials, Inc., a Delaware corporation (the “Company”) stock option (the “Options”) to purchase [___] shares of the Company’s common stock in accordance with the terms and conditions of the Company’s 2010 Equity Incentive Plan, hereby undertakes:

(i)	not to exercise any portion of the Options before January 1, 2016. This undertaking is assumed pursuant to the second paragraph of section 6 of article 43 of the statute of 26 March 1999, for the purpose of obtaining for said Options the favorable valuation provided in the first paragraph of said section 6;

(ii)	not to transfer any portion of the Options, except in the event of his or her death; and

(iii)	to fully indemnify the Company and/or his or her Belgian employer, on first demand, for any tax and/or social contributions liabilities that may become due as a result of non-compliance with the obligations set forth herein.

Date	Participant